Exhibit 99.1

INVESTOR AND MEDIA CONTACT:

Brian Lantz

847-484-4574

brian.lantz@FBHS.com

FORTUNE BRANDS ANNOUNCES PLANNED LEADERSHIP TRANSITIONS

EFFECTIVE JANUARY 6, 2020

•	Christopher J. Klein to retire as chief executive officer (CEO) and transition to executive chairman, board of directors, Fortune Brands

•	Nicholas Fink to succeed Klein as CEO and become a member of the board of directors

•	David M. Thomas to transition from non-executive chairman to lead independent director, board of directors

DEERFIELD, Ill. – Sept. 24, 2019 – Fortune Brands Home & Security, Inc. (NYSE: FBHS), an industry-leading home and security products company, announced the planned retirement of Christopher J. Klein, chief executive officer (CEO), effective Monday, January 6, 2020. Nicholas Fink will succeed Klein as CEO and join Fortune Brands’ board of directors. Klein will transition to executive chairman of the board and will continue to support Fink, the Company and the board. David M. Thomas, current chairman of the board, will become the lead independent director.

As CEO, Fink will lead the overall business and its core portfolio strategy to ensure the Company delivers on its next phase of growth. He will focus on broader opportunities to create incremental shareholder value, including deploying capital, investing in consumer-driven innovation to further differentiate the Company’s industry-leading brands, and developing high-performance teams. Under Fink, the teams will continue to execute the consistent strategies and priorities communicated during the Company’s February 2019 investor day.

“Over the past few years we have expanded our operating platforms and the capabilities of our leadership team. Under Nick’s leadership, we have many new opportunities across the businesses to drive continued growth and performance improvement,” said Klein. “His deep understanding of our markets and proven track record of success, as well as his leadership with industry-leading consumer brands, uniquely positions him to lead the company in our next phase of growth. As we move into 2020, with the housing market improving and our businesses positioned to capture incremental profit and growth, it is a good environment for this transition in leadership.”

“I am incredibly honored to be elected as CEO, and I want to thank Chris and the board of directors for the confidence they have placed in me to continue to build a strong company that outperforms the market and competitors,” said Fink. “We have a tremendous opportunity to leverage the strengths of our brands, channel and consumer insights and our strong innovation capabilities to drive even more value.”

As part of a multi-year succession plan, Fink assumed the role of president and chief operating officer earlier this year to drive operational and strategic initiatives across the three operating divisions. He joined Fortune Brands in 2015 to lead the Global Growth & Development team until August 2016 when he became the president of the newly-formed Global Plumbing Group (GPG). Under Fink’s leadership, the GPG grew into a multi-brand, geography and channel business that acquired five brands, established several key strategic partnerships, accelerated new product development and re-launched the core Moen brand. Since its inception, the GPG has outperformed the market and maintained industry leading margins. Fink came from Beam Suntory where he was the president of Asia Pacific and South America, and formerly led the Canadian business.

Klein first joined Fortune Brands, Inc. (NYSE: FO) in April 2003 as senior vice president, strategy and corporate development. Since becoming president and COO of FBHS in 2009, CEO in 2010, and taking the Company public in 2011, Klein has guided the Company through its recovery from the historic 2008 housing downturn, built a strong and seasoned management team, and established strong platforms for future growth across plumbing, doors, decking, security and cabinets. Over his decade of leadership, revenue has doubled and profits have grown by 15 times.

“Chris was instrumental in leading the successful spin-off of Fortune Brands in 2011 coming out of an economic downturn and into the recovery,” said Thomas. “He built out all elements of the company, both organically and through acquisitions, and has positioned the company to win in the market and continue to create value for the long-term. It has been an honor for me and our board to partner with him during this exciting time of the company’s history. We look forward to his leadership as the executive chairman of our board of directors.”

“My partnership with David Thomas and our board since our spin-off 8 years ago has been incredible,” said Klein. “We have been aligned on driving profitable growth and deploying capital in value creating ways. I thank David for his chairmanship of the board, and look forward to working with him as our lead independent director and the exciting work the company and the board has ahead of us in the coming year.”

About Fortune Brands

Fortune Brands Home & Security, Inc. (NYSE: FBHS), headquartered in Deerfield, Ill., creates products and services that fulfill the dreams of homeowners and help people feel more secure. The Company’s operating segments are Plumbing, Cabinets, and Doors & Security. Its trusted brands include Moen, Perrin & Rowe, Riobel, Rohl, Shaws and Victoria + Albert under the Global Plumbing Group (GPG); more than a dozen core brands under MasterBrand Cabinets; Therma-Tru entry door systems, Fiberon composite decking and Master Lock and SentrySafe security products in the Doors & Security segment. Fortune Brands holds market leadership positions in all of its segments. Fortune Brands is part of the S&P 500 Index. For more information, please visit www.FBHS.com.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain “forward looking statements.” Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated in such statements. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including but not limited to those factors described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission. The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Source: Fortune Brands Home & Security, Inc.

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